EXHIBIT 10.1

TRANSITION AGREEMENT

        This Transition Agreement (“Agreement”) is entered into as of November 17, 2005, by and between Deluxe Corporation, a Minnesota corporation (“Deluxe”), and Ronald E. Eilers (“Eilers”), an individual residing in the State of Minnesota.

        WHEREAS, Eilers has served as the President and Chief Operating Officer of Deluxe since December 2000, and has been a member of the Board of Directors of Deluxe (the “Board”) since August, 2000;

        WHEREAS, Lawrence J. Mosner (“Mosner”), the Company’s Chairman and Chief Executive Officer (“CEO”), is voluntarily retiring from his officer and director positions with Deluxe, effective upon the election by the Board of Mosner’s successor as CEO of Deluxe;

        WHEREAS, Eilers has agreed to succeed Mosner as CEO for the period commencing with Eilers’ election by the Board as CEO through December 31, 2006, and has further agreed to assist his successor as CEO (the “new CEO”) and to retire voluntarily from his officer and director positions with Deluxe upon the election of his successor as CEO;

        WHEREAS, the Board wants to recognize Eilers’ many years of loyal service to Deluxe and to provide for the smooth transition of the CEO position;

        WHEREAS, the parties desire to set forth all matters regarding Eilers’ retirement as CEO, resignation from the Board and his service as a consultant to the new CEO; and

        WHEREAS, the Board believes it is in the best interests of Deluxe’s shareholders to enter into this Agreement.

        NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, Eilers and Deluxe agree as follows:

        1.       CEO Election and Retirement as CEO.

                   (a)       CEO Election.   Effective upon election by the Board and continuing until the “CEO Retirement Date” (as defined below), Eilers shall serve as CEO of Deluxe and shall be an executive officer of Deluxe and have such duties and responsibilities customarily associated with such position.

                   (b)       Retirement as CEO.   Effective on the earlier of: (i) December 31, 2006, and (ii) the date on which Eilers’ successor as CEO is elected by the Board (the “CEO Retirement Date”), Eilers shall retire as Deluxe’s CEO, from all other officer positions he currently holds with Deluxe and its affiliates and from all director positions he holds with Deluxe and its affiliates. Effective upon the “Full Retirement Date” (as defined below), the Executive Retention Agreement dated December 18, 2000, between Deluxe and Eilers (the “Retention Agreement), shall terminate and be of no further force or effect.

                     (c)       Severance Agreement.   Deluxe and Eilers are parties to that certain Severance Agreement, effective March 1, 2001, which provides for certain benefits to Eilers upon the termination of his employment as described therein (the “Severance Agreement”). Deluxe and Eilers agree that in Eilers’ new role as CEO the Severance Agreement shall no longer be applicable and the Severance Agreement is therefore terminated effective upon execution of this Agreement.

        2.       Transition of CEO Duties.   After the CEO Retirement Date and for a period ending no later than December 31, 2006, the final date of which is to be determined by the new CEO (the “Transition Period”), Eilers shall assist the new CEO in the transition of his duties as CEO in a diligent and business-like manner as and when reasonably requested by the new CEO, pursuant to the terms and conditions set forth below:

                     (a)       Duration. Eilers shall be available to devote his full time and effort at the Company headquarters to his transition duties through the end of the Transition Period, as and when requested by the new CEO; the last day of Eilers’ employment with Deluxe in this capacity is referred to herein as the “Full Retirement Date.” Deluxe shall provide Eilers with two weeks advance written notice of the Full Retirement Date.

                     (b)       Duties. Such assistance may include, but not necessarily be limited to, at the direction and request of Deluxe’s new CEO: (i) representing Deluxe with key industry, civic and philanthropic constituents, (ii) assisting Deluxe’s new CEO in maintaining and developing business relationships with key strategic partners, (iii) regularly meeting with the new CEO to review progress toward the refinement and execution of Deluxe’s strategy, and (iv) assisting the new CEO in the recognition and motivation of employees in pursuing Deluxe’s strategy.

                     (c)       Reporting Relationship.   During the Transition Period, Eilers shall report to Deluxe’s new CEO.

                     (d)       Manner of Performance.   During the Transition Period, Eilers shall perform all services and duties that reasonably may be required of him pursuant to the terms hereof, to the reasonable satisfaction of Deluxe. Eilers shall not take any action that would be adverse to Deluxe’s business interests or that may subject Eilers, Deluxe or any of its affiliates to civil or criminal liability. In performing services hereunder, Eilers agrees to comply in full with all applicable laws, ethical standards, rules and regulations, and with Deluxe’s conflict of interest policies. Eilers represents that, on the date of this Agreement, he does not have any interest in any entity that would violate Deluxe’s conflict of interest policies or materially interfere in any manner with the performance of services under this Agreement.

        3.       Compensation Until the Full Retirement Date.

                     (a)       Salary, Bonus and Executive Benefits.   Eilers shall receive an annual salary of $625,000, commencing with his election as CEO by the Board, to his Full Retirement Date. Eilers shall also be entitled to receive a bonus payable for 2005 and 2006 performance and other compensation to which he is entitled hereunder through the Full Retirement Date. Eilers’ target and award under the Annual Incentive Plan for 2005 shall be pro rated for 2005 based on the number of days during 2005 Eilers was employed in each position with Deluxe. Eilers shall continue to receive the standard executive officer benefit of Company-paid reimbursements for financial and tax planning for 2005, in an aggregate grossed-up amount not to exceed $16,000 for 2005. Eilers shall receive the standard executive officer benefit of Company-paid reimbursements for financial and tax planning for 2006, in an aggregate grossed-up amount not to exceed $16,000 for 2006, such reimbursements to be payable to Eilers on December 31, 2006. On the Full Retirement Date, all compensation related to Eilers’ employment with Deluxe under all other agreements and arrangements, including all perquisite programs, shall cease, and no further compensation shall be due from or paid by Deluxe to Eilers, except (i) as contemplated in this Agreement, (ii) pursuant to Deluxe employee pension or retirement plans not otherwise referenced in this Agreement in which Eilers is currently participating and which provide for post-retirement rights to participants, (iii) or as otherwise required by law.

                     (b)       Taxes and Withholding.   To the extent required by the federal and applicable state income tax laws and regulations, Deluxe shall withhold and deduct from all compensation paid to Eilers under this Agreement, including the retention bonus payment described in Section 5(a) hereof, all required withholding and deductions.

        4.       2006 Compensation Determinations.   The Compensation Committee of the Board (the “Committee”) shall authorize the following compensation for Eilers for services as CEO during 2006:

                     (a)       Annual Bonus.   Eilers shall participate in the Annual Incentive Plan for 2006, and shall be entitled to be paid a pro-rated portion of the bonus that he would otherwise receive thereunder for the portion of the calendar year 2006 ending on the Full Retirement Date; provided that, Eilers shall not be eligible to defer any portion of this bonus, if any, into restricted stock units as set forth in such plan. Any such bonus payout shall be made in February 2007, at the same time as payments under such plan are usually made.

                     (b)       Long-Term Incentives.   Eilers shall not participate in the annual Long-Term Incentive Program (“LTIP”) for 2006, the stock option, restricted stock and performance award share awards for which are typically made at the April 2006 Committee meeting. In lieu thereof, and in order to provide sufficient incentive for Eilers to manage the Company for the long-term best interests of the Company and its shareholders, Eilers shall be eligible to receive a lump-sum cash payment, within 20 business days after the Full Retirement Date (or later pursuant to Section 5(e) below if applicable), equal to a pro-rated portion of $300,000 for the portion of the calendar year 2006 ending on the Full Retirement Date (net of any withholding or other taxes applicable to such payment).

        5.       Retention Incentives.   As additional consideration for Eilers agreeing to serve in the roles contemplated by this Agreement, Deluxe shall make the following payments to and distributions for the benefit of, Eilers:

                     (a)       Retention Bonus.   Unless, prior to the Full Retirement Date, Eilers’ employment with Deluxe is terminated by Deluxe for “Cause” (as defined below) or by Eilers for “Good Reason” (as defined below), Deluxe shall pay to Eilers a lump sum retention bonus equal to 1.5 times his then-current annual salary (the “Retention Bonus”) within 20 business days after the Full Retirement Date (net of any withholding or other taxes applicable to such payment) (or later pursuant to Section 5(e) below if applicable). If Deluxe terminates Eilers’ employment for Cause, then he shall forfeit all rights to receive the Retention Bonus. If Eilers’ terminates his employment with Deluxe for Good Reason, then he shall be entitled to receive his Retention Bonus within 20 business days after his last day of employment (net of any withholding or other taxes applicable to such payment) (or later pursuant to Section 5(e) below if applicable).

                                As used herein, “Cause” means Eilers’ (i) continued failure to perform substantially his duties with Deluxe, including his duties under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure after Eilers’ delivery of a written notice to Deluxe’s General Counsel that Eilers is terminating his employment for Good Reason), after a written demand for substantial performance is delivered to Eilers which specifically identifies the manner in which Deluxe believes that Eilers has not substantially performed his duties, (ii) conviction of a felony, or (iii) willful engagement in (A) other illegal conduct relating to the business or assets of Deluxe, or (B) gross misconduct.

                                “Good Reason” means (i) Deluxe’s continued failure to perform substantially its duties under this Agreement after a written demand for substantial performance is delivered to Deluxe by Eilers which specifically identifies the manner in which Eilers believes that Deluxe has not substantially performed its duties, (ii) Deluxe’s requiring Eilers to be based at any location more than 50 miles from Deluxe’s current headquarters location in Shoreview, Minnesota; or (iii) any request or requirement by Deluxe that Eilers take any action or omit to take any action that is inconsistent with or in violation of Deluxe’s ethical guidelines and policies as the same exist today or as they may be modified hereafter or any professional ethical guidelines or principles that may be applicable to Eilers.

                     (b)       Recognition of Qualified or Approved Retirement.   Effective as of the Full Retirement Date, the Committee shall recognize Eilers’ retirement as a (i) “Qualified Retirement” for purposes of Eilers’ Restricted Stock Award Agreements dated May 4, 2004 and April 27, 2005, his Performance Award Agreements dated May 4, 2004 and April 27, 2005, and his Nonqualified Stock Option Agreements dated March 10, 2003, May 4, 2004 and April 27, 2005, and an “Approved Retirement” under Eilers’ Agreement for Awards Payable in Restricted Stock Units issued under Deluxe’s Annual Incentive Plan for plan years 2004 and 2005, and his Nonqualified Stock Option Agreements dated May 9, 2000 and January 26, 2001, in all cases, with the Company.

                     (c)       Medical Coverage.   Effective as of the Full Retirement Date, Eilers shall be deemed to be a “qualified retiree” under all medical plans currently available to executive officers of Deluxe. As a “qualified retiree,” Eilers and his wife would continue to be covered under all medical plans currently available to executive officers of Deluxe for the remainder of his and his wife’s lives, subject to any changes in such plans as may be made generally. Under current plan terms, costs would be shared by Eilers and Deluxe in the following proportions: until he reaches age 65, Eilers would bear 65% of the insurance premiums and Deluxe would bear 35%; at and after age 65, Eilers would bear 25% and Deluxe would bear 75%.

                     (d)       Interpretation.   The existence of any dispute respecting the interpretation of this Agreement or the Release, or the alleged breach of this Agreement or the Release, will not nullify or otherwise affect Deluxe’s obligations to recognize Eilers’ retirement as “Qualified” or “Approved” pursuant to Sections 5(b) and 5(c) hereof.

                     (e)       Tax Compliance.   Notwithstanding anything to the contrary herein, if either Deluxe or Eilers determines in good faith that any payment or benefit due to Eilers under this Agreement is subject to Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”) (the six month distribution delay requirement for certain payments to key employees of publicly traded companies), such payment or benefit shall not be made or provided sooner than permitted under such Section 409A(a)(2)(B)(i) and shall be made or provided on the date that is the first business day after the date that is six months after the date of Eilers’ “separation from service”, as such phrase is defined under Section 409A of the Code (“Section 409A”) and the guidance and regulations interpreting Section 409A. Deluxe shall consult with Eilers before making any such determinations.

        6.       Continued Executive Benefits.

                     (a)       Prior to Full Retirement Date.   Until the Full Retirement Date, Eilers shall be entitled to such medical, disability, life insurance coverage, vacation, sick leave, holiday benefits and any other benefits, in each case as are customarily made available to Deluxe’s executive officers, all in accordance with Deluxe’s benefits program in effect from time to time.

                     (b)       After Full Retirement Date.   After the Full Retirement Date, Eilers shall be entitled only to the benefits set forth in Section 4, Section 5 and the second sentence of Section 3(a) of this Agreement. For the avoidance of doubt, the parties acknowledge and agree that Eilers shall not continue to participate, after the Full Retirement Date, in any of the following plans, in each case, as amended to date, except with respect to vested balances of deferred accounts existing in any such plan as of the Full Retirement Date: (i) Amended and Restated 2000 Employee Stock Repurchase Plan, (ii) Deluxe Corporation Deferred Compensation Plan (2001 Restatement), (iii) Deluxe Corporation Executive Deferred Compensation Plan for Employee Retention and Other Eligible Arrangements, (iv) Deluxe Corporation Supplemental Benefit Plan, and (v) any executive perquisite plan of Deluxe, other than as set forth in the second sentence of Section 3(a) hereof.

                     (c)       Death or Disability.   In the event that Eilers dies prior to the Full Retirement Date, his heirs, representatives or his estate shall be entitled to the compensation and benefits described in Sections 4(a) and 4(b) (using the actual days through his date of death to determine the pro-rated portion described therein) and Section 5; provided that an authorized representative enters into the Release on behalf of such heirs, representatives or estate. In the event that Eilers becomes disabled to the degree that he cannot perform his normal duties hereunder prior to the Full Retirement Date, then he shall be entitled to the compensation and benefits described in Sections 4(a) and 4(b) (using the actual days through the Full Retirement Date to determine the pro-rated portion described therein) and Section 5; provided that he enters into the Release, or his authorized representative enters into the Release on his behalf.

        7.       Release.   In consideration of the promises, covenants and other valuable consideration provided by Deluxe in this Agreement, Eilers agrees that, for him to be entitled to receive the payments and other benefits described in this Agreement, he will execute the Release attached hereto as Exhibit A on the Full Retirement Date. Deluxe will also execute the Release on the Full Retirement Date.

        8.       Confidential Information.   Eilers will not make any unauthorized use, publication or disclosure, either during or after the Transition Period, of any information generated or acquired by him during his employment with Deluxe, including, but not limited to, information of a confidential or trade secret nature (“Confidential Information”). Confidential Information includes information not generally known by or available to the public about or belonging to Deluxe or belonging to other persons to whom Deluxe may have an obligation to maintain information in confidence. Authorization for disclosure of Confidential Information may be obtained only through Deluxe’s General Counsel or designee. Eilers will not disclose to Deluxe, or induce Deluxe to use, any confidential or trade secret information or material belonging to others.

        9.       Non-Competition.   During the Transition Period and for a period of five consecutive years thereafter, Eilers agrees not to compete with Deluxe in accordance with the terms set forth below.

                     (a)       As an inducement for Deluxe to enter into the Agreement, during the Transition Period and for a period of five years from the end of the Transition Period, Eilers will not, directly or indirectly, engage in, acquire, own or hold a business anywhere in the United States that competes with the business of Deluxe or any subsidiary of Deluxe as conducted prior to the completion of the Transition Period (the “Deluxe Restricted Business”), including as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

                     (b)       The restrictions set forth in Section 9(a) shall not prohibit the ownership by Eilers of up to two percent of the issued and outstanding capital stock of a publicly held entity carrying on a Deluxe Restricted Business, so long as Eilers does not participate in the control or take an active part in the management or direction thereof and does not in any way render services thereto.

                     (c)       During the Transition Period and for a period of five years from the end of the Transition Period, except as otherwise agreed to in writing by Deluxe, Eilers agrees not to, and shall not cause or permit any of his affiliates to, directly or indirectly, (i) solicit for employment, induce or attempt to induce the termination of employment of any employee of Deluxe or any of its subsidiaries, or materially interfere with the employment relationship between Deluxe or any of its subsidiaries and any employee thereof or (ii) induce or attempt to induce any customer or supplier of Deluxe to cease doing business with Deluxe, or materially interfere with the business relationship between Deluxe and any customer or supplier thereof. As used herein, “affiliate” of a person or entity shall mean any other person or entity which controls, is controlled by, or is under common control with, the initial person or entity.

                     (d)       The parties intend that each of the covenants contained in this Section 9 shall be construed as a series of separate covenants, one for each state of the United States and each county of each state of the United States. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections of this Section 9. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in those subsections, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 9 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant, permitted by applicable law, then such provisions shall be reformed and enforced to the maximum time or geographic limitations, as the case may be, permitted by applicable laws. The unenforceability of any covenant in this Section 9 shall not preclude the enforcement of any other of said covenants or provisions or of any other obligation of Eilers or Deluxe hereunder, and the existence of any claim or cause of action of Eilers or Deluxe against the other, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by Deluxe of any of said covenants.

                     (e)       It is understood and agreed that damages may be an inadequate remedy in the event of a breach or attempted or threatened breach by Eilers of any of his obligations in this Section 9, and that any such breach may cause Deluxe irreparable injury and damage. Accordingly, Eilers agrees that Deluxe shall be entitled, without waiving any additional rights or remedies otherwise available to Deluxe, to injunctive and other such equitable relief in the event of a breach or intended or threatened breach of any of said covenants by Eilers.

        10.       Return of Property.   Before the end of the Transition Period, Eilers shall return all equipment and property in his possession that belongs to Deluxe, including all files and programs stored electronically or otherwise that relate or refer to Deluxe, and all original and copies of documents, notes, memoranda or any other written materials that relate or refer to Deluxe, including material that constitutes Confidential Information, other than information or documents relating to Eilers’ Deluxe compensation or benefit plans or programs in which he participates or participated.

        11.       Non-Disparagement.   Eilers agrees that he will not, and will use his reasonable efforts not to allow anyone acting on his behalf or at his direction at any time to, defame or disparage Deluxe or the “Released Parties” (as such term is defined in the Release attached as Exhibit hereto), their plans, or their actions to any third party, either orally or in writing. Deluxe agrees that it will not, and it will use its reasonable efforts to cause the Released Parties to not, criticize, defame or disparage Eilers, his plans, or his actions to any third party, either orally or in writing. The provisions of this Section 11 shall not apply to any truthful statement(s) required to be made by Eilers, by any Released Party or by any representative of Eilers or a Released Party in any legal proceeding or governmental (including all agencies thereof) or regulatory filing, investigation or proceeding.

        12.       Deluxe’s Default in Payment.   Should Deluxe default in timely payment on the due date of any payment or amount due under this Agreement, Eilers shall give written notice of such default to the person specified in or pursuant to this Agreement to receive notice on behalf of Deluxe. Deluxe shall have ten calendar days after the receipt of such a notice of default to cure any payment default.

        13.       Breach of this Agreement.   If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Agreement, the parties agree that the non-breaching party shall be entitled to injunctive relief to enforce this Agreement and that the breaching party shall be responsible for paying the non-breaching party’s costs and attorneys’ fees incurred in enforcing this Agreement.

        14.       Severability.   If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

        15.       Ambiguities in this Agreement.   The parties acknowledge that this Agreement has been drafted, prepared, negotiated and agreed to jointly, with advice of each party’s respective counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either party.

        16.       Notices.   All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Eilers, to his current residence address maintained in Deluxe’s records. Facsimile:

If to Deluxe:
Deluxe Corporation 3680 Victoria Street North Shoreview, MN 55126-2966 Attention: General Counsel and Senior Vice President, Human Resources Facsimile: (651) 787-1400

Any party may send any notice or other communication hereunder to the intended recipient at the address set forth using any other means (including personal delivery, expedited courier, messenger services, facsimile, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

        17.       Counterpart Agreements.   This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

        18.       Choice of Law.   This Agreement shall be deemed performable by all parties in, and venue shall be in the state or federal courts located in, Ramsey County, Minnesota, and the construction and enforcement of this Agreement shall be governed by Minnesota law without regard to its conflict of laws rules.

        19.       No Assignment of Claims.   Eilers shall not assign or delegate any of his rights or obligations under this Agreement without the prior written consent of Deluxe, and any attempted assignment without Deluxe’s consent shall be void ab initio. Deluxe may assign this Agreement to any successor of Deluxe or any purchaser of all or substantially all of the assets of Deluxe.

        20.       Entire Agreement.   This Agreement, the Release, any stock option agreements, any restricted stock agreements, any performance share awards, and any employee benefit plans or programs sponsored by Deluxe in which Eilers is a participant, set forth the entire agreement between the parties, and any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement are superceded; provided, however, that the Retention Agreement continues in full force and effect until terminated in accordance with Section 1 hereof.

        21.       Binding Effect of Agreement.   This Agreement shall be binding upon Eilers, Deluxe and their heirs, administrators, representatives, executors, successors and permitted assigns.

        22.       Authority.   The undersigned director of Deluxe represents and warrants that he has authority to enter into this Agreement on behalf of Deluxe.

[Signature Page to Follow]

        The parties have duly executed this Agreement as of the date first written above.

DELUXE CORPORATION

/s/ Stephen P. Nachtsheim
By:	Stephen P. Nachtsheim
Title:	Lead Independent Director

/s/ Ronald E. Eilers
Ronald E. Eilers

EXHIBIT A

RELEASE

        This Release (“Release”) is entered into as of __________, 2006, by and between Deluxe Corporation, a Minnesota corporation (“Deluxe”), and Ronald E. Eilers (“Eilers”), an individual residing in the State of Minnesota.

        WHEREAS, this Release is executed pursuant to Section 7 of the Transition Agreement dated as of November 17, 2005, by and between Deluxe and Eilers (the “Transition Agreement”).

        1.       Eilers’ Release.   In consideration of the promises, covenants and other valuable consideration provided by Deluxe in the Transition Agreement and in this Release, Eilers hereby unconditionally releases and discharges Deluxe and its affiliates, and their current and former employees, officers, agents, directors, shareholders, and insurers (collectively referred to as “Released Parties”) from any and all claims, causes of action, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys’ fees) of any nature whatsoever, known or unknown, contingent or non-contingent (collectively, “Claims”), that Eilers had or has as of the date of this Release arising (i) out of or relating to Eilers’s hiring, employment, or retirement with Deluxe and (ii) under any federal or state law, including, but not limited to, the Age Discrimination in Employment Act of 1967, 42 U.S.C. §§ 1981-1988, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1986, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Notification Act, the Americans with Disabilities Act of 1990, the Minnesota Labor Code (Chapter 181), the Minnesota Human Rights Act, and any provision of the state or federal Constitutions or Minnesota common law. This Release includes but is not limited to any claims Eilers may have for salary, wages, severance pay, vacation pay, sick pay, bonuses, benefits, pension, stock options, restricted stock, overtime, and any other compensation or benefits of any nature. This release also includes but is not limited to all common law claims including but not limited to claims for wrongful discharge, breach of express or implied contract, implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, fraud, intentional or negligent misrepresentation, violation of public policy, defamation, conspiracy, invasion of privacy, and/or tortious interference with current or prospective contractual relations or business relationships. Furthermore, Eilers relinquishes any right to re-employment with Deluxe or the Released Parties. Eilers also relinquishes any right to further payment or benefits under any employment agreement, benefit plan or severance arrangement maintained or previously or subsequently maintained by Deluxe or any of the Released Parties or any of its respective predecessors or successors, except that he does not release any rights he has under the Transition Agreement or any claims based upon events occurring after the date of this Release. Eilers also does not release his right to enforce the terms of this Release or the Transition Agreement or his right to indemnification and advancement of expenses under any agreement he has entered into with Deluxe, under Deluxe’s charter or by-laws or under any insurance policy maintained by Deluxe that is applicable to its current or former directors and officers, or under any applicable law relating to officers, directors or employees.

        2.       Deluxe’s Release.   Deluxe on its own behalf and on behalf of its corporate affiliates hereby unconditionally releases and discharges Eilers from any and all Claims that they had or have as of the date of this Release, except to the extent that such Claims arise from intentional wrongdoing or any violations of law by Eilers. However, Deluxe does not release its right to enforce the terms of this Release or the Transition Agreement.

        3.       No Claims Against Released Parties.   Eilers warrants and represents that, to the full extent permitted by law, he will not bring against Deluxe or any of the Released Parties any claim or lawsuit seeking monetary damages that is related to any matters released by Eilers under Section 1 of this Release. Eilers agrees that if he brings or asserts any such action or lawsuit, he shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by Deluxe or the Released Parties in dismissing or defending the action or lawsuit. Nothing in this provision, however, shall be interpreted to prevent Eilers from bringing a claim or lawsuit to enforce the terms of this Release or the Transition Agreement. This Section 3 shall not apply to any claims Eilers may have asserting rights under the Older Worker Benefit Protection Act.

        To the extent required by law, nothing contained in this Section 3 will be interpreted to prevent Eilers from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency. However, Eilers agrees that he is waiving the right to monetary damages or any other individual legal or equitable relief that might be awarded as a result of any such charge or proceeding related to any claim against the Released Parties arising from or relating to any events occurring prior to his signing of this Release.

        4.       Rescission.   Eilers has been informed of his right to revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing Deluxe of his intent to revoke this Agreement within seven (7) calendar days following the Execution Date. Eilers has likewise been informed of his right to rescind this Release insofar as it relates to potential claims under the Minnesota Human Rights Act by written notice to Deluxe within fifteen (15) calendar days following the Execution Date. Eilers has further been informed and understands that any such rescission must be in writing and hand-delivered to Deluxe or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

Luann Widener Senior Vice President, Human Resources Deluxe Corporation 3680 Victoria Street North Shoreview, MN 55126-2966

        Eilers and Deluxe agree that if Eilers exercises this right of rescission, this Release shall be null and void and Eilers shall return to Deluxe any consideration paid or benefit provided pursuant to the Transition Agreement or this Release contemporaneously with the delivery of rescission notice. Eilers specifically understands and agrees that any attempt by him to revoke this Release after the specified period for rescission has expired is, or will be, ineffective.

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        5.       No Claims Against Eilers.   Deluxe warrants and represents that it will not bring any claim or lawsuit against Eilers related to any matters released by Deluxe under Section 2 of this Release. Deluxe agrees that if it brings or asserts any such action or lawsuit, it shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by Eilers in dismissing or defending the action or lawsuit. Nothing in this provision, however, shall be interpreted to prevent Deluxe from bringing a claim or lawsuit to enforce the terms of this Release or the Transition Agreement.

        6.       Breach of this Release.   If a court of competent jurisdiction determines that either party has breached or failed to perform any part of this Release, the parties agree that the non-breaching party shall be entitled to injunctive relief to enforce this Release and that the breaching party shall be responsible for paying the non-breaching party’s costs and attorneys’ fees incurred in enforcing this Release.

        7.       Severability.   If any provision of this Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

        8.       Ambiguities in this Release.   The parties acknowledge that this Release has been drafted, prepared, negotiated and agreed to jointly, with advice of each party’s respective counsel, and to the extent that any ambiguity should appear, now or at any time in the future, latent or apparent, such ambiguity shall not be resolved or construed against either party.

        9.       Opportunity to Review.   Eilers has read this Release and agrees to the conditions and obligations set forth. Further, Eilers agrees that he has had adequate time to consider the terms of this Release, that he is voluntarily entering into this Release with full understanding of its meaning, and that he has in fact consulted with his attorneys for advice in connection with this Release.

        10.       Counterpart Agreements.   This Release may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

        11.       No Assignment of Claims.   Eilers represents and warrants that he has not transferred or assigned to any person or entity any Claim involving Deluxe or the Released Parties or any portion thereof or interest therein. Deluxe represents and warrants on its own behalf and on behalf of its corporate affiliates that they have not transferred or assigned to any person or entity any Claim involving Eilers or any portion thereof or interest therein.

        12.       Authority.   The undersigned officer *[director] of Deluxe represents and warrants that he has authority to enter into this Release on behalf of Deluxe and its affiliates.

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        13.       Binding Effect of Release.   This Release shall be binding upon Eilers, Deluxe and their heirs, administrators, representatives, executors, successors and permitted assigns.

        14.       Time to Sign and Return Release.   Eilers acknowledges and agrees that he first received the original of this Release on or before _____________, 2005. Eilers also understands and agrees that he has been given at least 21 calendar days from the date he first received this Release to obtain the advice and counsel of the legal representative of his choice and to decide whether to sign it. Eilers acknowledges that he has been advised and has sought the advice of his own counsel. No payments or benefits pursuant to the Transition Agreement shall become due until Eilers has executed this Release and the periods for rescission specified in Section 4 of this Release have expired without any rescission having occurred. Eilers represents and agrees that he has thoroughly discussed all aspects and effects of this Release with his attorney, that he has had a reasonable time to review this Release, that he fully understands all the provisions of this Release and that he is voluntarily entering into this Release. BY SIGNING THIS RELEASE, EILERS ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS RELEASE, THAT HE UNDERSTANDS ALL OF ITS TERMS, AND THAT HE IS ENTERING INTO IT VOLUNTARILY. HE FURTHER ACKNOWLEDGES THAT HE IS AWARE OF HIS RIGHTS TO REVIEW AND CONSIDER THIS RELEASE FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATES THAT BEFORE SIGNING THIS RELEASE, HE HAS EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT HE DESIRED. HE ALSO ACKNOWLEDGES THAT HE WILL BE RECEIVING BENEFITS THAT HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE EXCEPT BY VIRTUE OF HIS ENTERING INTO THIS RELEASE.

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        The parties have duly executed this Release as of the date first written above.

DELUXE CORPORATION

By:
Title:

Ronald E. Eilers

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